EXHIBIT A
                         EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement ("Agreement") is made and effective this July 21, 1999, by and between HYPERDYNANTICS CORPORATION ("Company") and KENT P. WATTS, ("Executive").

NOW,  THEREFORE,  the  parties  hereto  agree  as  follows:

1.     EMPLOYMENT.
       -----------
Company  hereby  agrees to employ Executive as its President and Chief Executive
Officer (CEO), and Chief Financial Officer (CEO) and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of a new CFO to take on the full responsibilities of the CFO as determined by the by-laws and/or board of directors, shall not be a breach of this Agreement. Any action by the Company terminating the Executive as President and CEO is a breach of this agreement unless specifically in accordance with this agreement.

2.     DUTIES  OF  EXECUTIVE.
       ----------------------
The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the board of directors of the Company as long as adequate financial resources are provided by the Company so that the Executive may reasonably manage such responsibilities without unreasonably requiring ongoing long overtime hours to be worked by the Executive regardless of whether the Executive, as recognized in the past has worked such long overtime hours. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. The duties of the Executive are described as follows:
  CONTINUE TO DEVELOP AND MANAGE THE BUSINESS PLAN FOR THE COMPANY WITH APPROPRIATE APPROVAL OF THE BOARD OF DIRECTORS TO MAXIMIZE SHAREHOLDER VALUE FOR THE LONG TERM.

  CONTINUE TO IMPROVE  AND  MAKE  A  MARKET FOR THE PUBLIC STOCK OF the COMPANY.

  MARKET THE COMPANY  TO  THE  PUBLIC WITH EMPHASIS ON THE INVESTMENT COMMUNITY.

  DEVELOP,  QUALIFY,  AND  PURSUE  ACQUISITIONS  OPPORTUNITIES

  CONTINUE TO KEEP THE COMPANY FULLY REPORTING WITH THE SEC UNTIL SUCH TIME AS A NEW CFO CAN BE HIRED BY THE COMPANY TO OFFLOAD THE FINANCIAL REPORTING RESPONSIBILITY FROM EXECUTIVE ACCORDING TO THE REQUIREMENTS OF THEM 1933 SECURITIES ACT, THE 1934 SECURITIES EXCHANGE ACT, MUD OTHER APPLICABLE LAW.

3.     COMPENSATION.
       -------------
Executive  will  be  paid  compensation  during  this  Agreement  as  follows:
A. A base salary of one hundred thousand dollars ($100,000) per year, payable semi-monthly according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

B. An incentive salary equal to 5% of the adjusted net income (hereinafter defined) of the Company on a quarterly basis beginning with the Company's quarter ending September 30, 1999 and each subsequent quarter thereafter during the term of this Agreement. "Adjusted net income" shall be the net income of the Company before federal and state income taxes, determined in accordance with generally accepted accounting principles by the Company's controller on a quarterly basis and the Company's independent accounting firm on an annual bias, and adjusted to exclude: (i) any incentive salary payments paid pursuant to this Agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any refund or deficiency of federal and state income taxes paid in a prior year; and (iv) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary. The Company's controller shall keep the Company's books on a generally accepted accounting principles
(GAAP) basis throughout the year. The controller shall accrue the incentive salary on a quarterly basis as part of the regular adjustments made every quarter to comply with (GAAP. On the very next payroll after the filing of each of the Company's quarterly or annual report with the Securities and Exchange Commission (SEC), the controller shall add 75% of the incentive salary to the payroll while withholding 25% for potential audit differences. The determination of the adjusted net income will be made by the Company's independent auditor on an annual basis upon completion of their audit. The audit which will be filed with the SEC shall be final and binding upon Executive and Company. The balance of the incentive salary payment shall be made on the next payroll after the Company's independent accounting firm has concluded its audit. The final payment for the fiscal year will include the 25% held back for the first three quarters of operations and 100% of the incentive salary for the final quarter, all adjusted up or down based on the final audit. The Company may not request a refund or reduce thc base salary of Executive for a return of any of the 75% estimated payments for the first 3 quarters which are payments based on unaudited reports prepared on a GAAP basis by the controller. The maximum incentive salary payable for any one year shall not exceed 100/o of the then applicable base salary of Executive so that the total salary available to Executive is $200,000 per year including base plus incentive salary.

4.     BENEFITS.
       ---------
A.     Holidays.  Executive will be entitled to paid holidays each calendar year
       --------
as is the Company's policy for such holidays. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

B.     Vacation. Executive shall be entitled to 10 paid vacation days each year.
       --------

C.     Sick Leave. Executive shall be entitled to sick leave and emergency leave
       ----------
according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be granted at the discretion of the board of directors.

D.     Medical  and Group Life Insurance. Company agrees to include Executive in
       ---------------------------------
the group medical and hospital plan of Company and provide group life insurance for Executive and hi. family at no charge to Executive. Executive shall be responsible for payment of any Federal or state income tax imposed upon these benefits.

E.     Pension,  Profit  Sharing,  and  Stock  Option  Plans. Executive shall be
       -----------------------------------------------------
entitled to participate in an pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees. In addition to the regular Company plan, the Executive will receive S-S stock options for unrestricted common stock of the Company with a strike price of$1.00 (with a current market price of S.85) at a rate of seven thousand options for each one million dollars ($1,000,000) in revenues in excess of the total revenues reported on the Company's annual report for fiscal year end June 30, 1999. These options will be vested upon the audit for Fiscal year end June 30,2000 showing net income for the year then ended. An additional 7,000 options with a $1.00 stock price will be earned for each one million dollars ($l, 000,000) of revenue over the total revenue reported on the annual report for June, 30,2000. These options will vest upon the audit for the fiscal year end June 30,2001 reflecting net income.

F.     Automobile.  Company  will  provide  existing automobile (1993 Ford Crown
       ----------
Victoria) to Executive for his complete use and will pay all maintenance and related flue costs. Once the Company has remained profitable for four quarters in a row, or realized net income in any three consecutive quarters of at least $200,000, then the Company will provide a new automobile of Executive's choice on a capital lease or purchase basis (whichever is best). The details and price the vehicle will be separately approved by the Board. Company agrees to replace the automobile with a new one at Executive's request no more often than once every two years. Company will pay all automobile operating expenses incurred by Executive in the performance of an Executive's company duties. Company will procure and maintain in force an automobile liability policy for the automobile with coverage, including Executive, in the minimum amount of $l, 000,000 combined single limit on bodily injury and property damage.

G.     Expense  Reimbursement.  Executive  shall  have  a  miscellaneous expense
       ----------------------
allowance of $1,000 per mouth and will be entitled to reimbursement for all reasonable expenses in excess of such amount, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses. Once the Company has maintained profits for four consecutive quarters or reports net income of at least $200,000 for any three-quarter period, the board of directors will look to determine the advantage of having a Company owned country club membership to be used primarily for customer and investor entertainment. The approval of such membership will be at the total descretion of the board of directors but is intended herein that Executive shall be the initial member representative for the Company.

5.     TERM  AND  TERMINATION.
       -----------------------
A. The Initial Term of this Agreement shall commence on July 21,1999 and it shall continue in effect for a period of one year eleven months and 10 days ending on June 30, 2001. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executives employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive arm amount equal to Executive's base salary for the remaining period of Initial Term, plus all incentive salary accrued but not yet paid (whether audited or not), plus an amount equal to fifty percent (50%) of Executive's annual base salary.

B. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid fifty percent (50%) of Executive's then applicable annual base salary plus all accrued incentive salary (whether audited or not).

C.     This  Agreement  may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

6.     NOTICES.
       --------
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

  If to Company: The registered office as it may change from time to time but is currently,

     The  Board  of  Directors  of  Hyperdynamics  Corporation
     2656  SOUTH  LOOP  WEST
     SUITE  103
     HOUSTON,  TEXAS  77054

  If  to  Executive:  At  the  Company  address  or
     KENT  P.  WATTS
     3112  HERITAGE  GREEN  DRIVE
     PEARLAND,  TEXAS,  77581

7.     FINAL  AGREEMENT.
       -----------------
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8.  Governing  Law.
    ---------------
This Agreement shall be construed and enforced in accordance with the laws of the state of Texas.

9.     HEADINGS.
       --------
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.     NO  ASSIGNMENT.
        ---------------
Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11.     SEVERABILITY.
        -------------
If any term of this Agreement is held by a Court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HYPERDYNAMLC  CORPORATION  (COMPANY)               KENT  P.  WATTS  (EXECUTIVE)

/s/  ROBERT  J.  HILL   7/22/99                    /s/  KENT  P.  WATTS
------------------------------------               ----------------------------
ROBERT  J.  HILL,  VICE  PRESIDENT                 KENT  P.  WATTS